Exhibit 10.8

Change-In-Control Agreements

with Five Executive Officers

Form of Change-in-Control Agreements made with the following five Executive Officers of Cullen/Frost Bankers, Inc.

1.	Richard W. Evans, Jr.

2.	David W. Beck

3.	Patrick B. Frost

4.	Phillip D. Green

5.	Richard Kardys

All of the above agreements are substantially identical in all material respects, except as to the dates of the agreements and the parties thereto.

Cullen/Frost Bankers, Inc.

Executive Severance Agreement

THIS AGREEMENT is made and entered into as of the [DAY] day of [MONTH], 2008, by and between Cullen/Frost Bankers, Inc. (hereinafter referred to as the “Company”) and [NAME] (hereinafter referred to as the “Executive”).

WHEREAS, the Board of Directors of the Company has approved the Company entering into severance agreements with certain key executives of the Company;

WHEREAS, the Executive is a key executive of the Company;

WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in his/her position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control;

WHEREAS, should the possibility of a Change in Control arise, in addition to his/her regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate; and

WHEREAS, the Company and the Executive wish to amend and restate this Agreement as of the date hereof, to cause this Agreement to be exempt from, or comply with, as applicable, the terms of Section 409A of the Internal Revenue Code of 1986, as amended.

WHEREAS, the Executive and the Company desire that the terms of this Agreement shall completely replace and supersede the provisions set forth in the Executive Severance Agreement between the Company and the Executive, as in effect immediately prior to the date hereof.

NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his/her advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:

Article 1. Establishment, Term, and Purpose

This Agreement will commence on the Effective Date and shall continue in effect for one (1) full year. However, at the end of such one (1) year period and, if extended, at the end of each additional year thereafter, the term of this Agreement shall be extended automatically for one (1) additional year, unless the Committee delivers written notice thirty (30) days prior to the end of such term, or extended term, to each Executive, that the Agreement will not be extended. In such case, the Agreement will terminate at the end of the term, or extended term, then in progress.

However, in the event a Change in Control occurs during the original or any extended term, this Agreement will remain in effect for the longer of: (i) twenty-four (24) months beyond the month in which such Change in Control occurred; or (ii) until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 2. Definitions

Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized.

2.1 “Base Salary” means the salary of record paid to an Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

2.2 “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.3 “Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 11.2 herein.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means:

(a)	The Executive’s willful and continued failure to substantially perform his/her duties with the Company (other than any such failure resulting from Disability or occurring after issuance by the Executive of a Notice of Termination for Good Reason), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has willfully failed to substantially perform his/her duties, and after the Executive has failed to resume substantial performance of his/her duties on a continuous basis within thirty (30) calendar days of receiving such demand;

(b)	The Executive’s willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(c)	The Executive’s having been convicted of a felony.

For purposes of this subparagraph, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interests of the Company. The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding the Executive, if applicable) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described above, and specifying the particulars thereof in detail.

2.6 “Change in Control” means any of the following events:

(a)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (a) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) a transaction (other than one described in (b) below) in which Company Voting Securities are acquired from the Company, if a majority of the incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (D) does not constitute a Change in Control under this paragraph (a);

(b)

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the

“Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(c)	during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (a) or (b) of this section) whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur. Further, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change in Control transaction. The

Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (i) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors).

2.7 “Code” means the United States Internal Revenue Code of 1986, as amended, and any successors thereto.

2.8 “Committee” means the Compensation and Benefits Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation and Benefits Committee.

2.9 “Company” means Cullen/Frost Bankers, Inc., a Texas corporation, or any successor thereto as provided in Article 10 herein.

2.10 “Disability” means complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Executive was employed when such disability commenced.

2.11 “Effective Date” means the date of this Agreement set forth above.

2.12 “Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

2.13 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

2.14 “Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following:

(a)	The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including offices and reporting requirements) as an employee of the Company, or a reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities than those in effect immediately preceding the Change in Control;

(b)	The Company’s requiring the Executive to be based at a location which is at least fifty (50) miles further from the current primary residence than is such residence from the Company’s current headquarters, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations as of the Effective Date;

(c)	A material change in the Executive’s Base Salary or bonus opportunity as in effect on the Effective Date or as the same shall be increased from time to time;

(d)	A material reduction in the Executive’s level of participation in any of the Company’s short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates immediately preceding the Change in Control; provided, however, that reductions in the levels of participation in any such plans shall not be deemed to be “Good Reason” if the Executive’s reduced level of participation in each such program remains substantially consistent with the average level of participation of other executives who have positions commensurate with the Executive’s position.

For purposes of this Agreement, long-term incentives shall mean the Cullen Frost Bankers, Inc. 1992 Stock Plan and any other similar plans instituted by the Company;

(e)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10 herein; or

(f)	Any termination of Executive’s employment by the Company that is not effected pursuant to a Notice of Termination.

The existence of Good Reason shall not be affected by the Executive’s temporary incapacity due to physical or mental illness not constituting a Disability. The Executive’s Retirement shall constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason. The Executive’s continued employment shall not constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason.

2.15 “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

2.16 “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as provided in Section 13(d).

2.17 “Qualifying Termination” means any of the events described in Section 3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

2.18 “Retirement” means the Executive’s voluntary termination of employment other than for Good Reason in a manner which qualifies the Executive to receive immediately payable retirement benefits under the Company’s tax-qualified retirement plan or under the successor or replacement of such retirement plan if it is then no longer is effect.

2.19 “Severance Benefits” means the payment of severance compensation as provided in Section 3.3 herein.

2.20 “Target Bonus” shall mean the target bonus amount established under the Company’s annual incentive plan.

2.21 “Trust” means the Company grantor trust to be created pursuant to Article 6 of this Agreement.

Article 3. Severance Benefits

3.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits, as described in Section 3.3 herein, if there has been a Change in Control of the Company and if, within twenty-four (24) calendar months following the Change in Control, a Qualifying Termination of the Executive has occurred.

The Executive shall not be entitled to receive Severance Benefits if he/she is terminated for Cause, or if his/her employment with the Company ends due to death, Disability, or Retirement or due to a voluntary termination of employment by the Executive without Good Reason.

3.2 Qualifying Termination. The occurrence of any one or more of the following events shall trigger the payment of Severance Benefits to the Executive under this Agreement:

(a)	An involuntary termination of the Executive’s employment by the Company for reasons other than Cause within twenty-four (24) calendar months following a Change in Control of the Company pursuant to a Notice of Termination delivered to the Executive by the Company;

(b)	A voluntary termination by the Executive for Good Reason within twenty-four (24) calendar months following a Change in Control of the Company pursuant to a Notice of Termination delivered to the Company by the Executive; or

(c)	The Company or any successor company breaches any of the provisions of this Agreement.

3.3 Description of Severance Benefits. In the event the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2 herein, the Company shall pay to the Executive and provide him with the following:

(a)	An amount equal to three (3) times the highest rate of the Executive’s annualized Base Salary in effect immediately preceding the Change in Control.

(b)	An amount equal to three (3) times the Executive’s highest target bonus established for the year immediately preceding the Change in Control.

(c)	An amount equal to the Executive’s unpaid Base Salary, a pro rata amount of the Executive’s Target Bonus for the year in which the termination occurs, accrued vacation pay, and earned but not taken vacation pay through the Effective Date of Termination.

(d)	A continuation of the welfare benefits of health care, life and accidental death and dismemberment, and disability insurance coverage for three (3) full years after the Effective Date of Termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive’s Effective Date of Termination. However, in the event the premium cost and/or level of coverage shall change for all employees of the Company, or for management employees with respect to supplemental benefits, the cost and/or coverage level, likewise, shall change for the Executive in a corresponding manner.

The continuation of these welfare benefits shall be discontinued prior to the end of the three (3) year period in the event the Executive has available substantially similar benefits at a comparable cost from a subsequent employer, as determined by the Committee.

(e)	All long-term incentive awards immediately vest.

The aggregate benefits accrued by the Executive as of the Effective Date of Termination under all other savings and retirement plans sponsored by the Company shall be distributed pursuant to the terms of the applicable plans.

3.4 Termination for Disability. Following a Change in Control of the Company, if an Executive’s employment is terminated due to Disability, the Executive shall receive his/her Base Salary through the Effective Date of Termination, at which point in time the Executive’s benefits shall be determined in accordance with the Company’s disability, retirement, insurance, and other applicable plans and programs then in effect. In the event the Executive’s employment is terminated due to Disability, the Executive shall not be entitled to the Severance Benefits described in Section 3.3.

3.5 Termination for Retirement or Death. Following a Change in Control of the Company, if the Executive’s employment is terminated by reason of his/her Retirement or death, the Executive’s benefits shall be determined in accordance with the Company’s retirement, survivor’s benefits, insurance, and other applicable programs of the Company then in effect. In the event the Executive’s employment is terminated by reason of his/her Retirement or death, the Executive shall not be entitled to the Severance Benefits described in Section 3.3.

3.6 Termination for Cause, or Other Than for Good Reason or Retirement. Following a Change in Control of the Company, if the Executive’s employment is terminated either: (a) by the Company for Cause; or (b) by the Executive (other than for Retirement, Good Reason, or under circumstances giving rise to a Qualifying Termination described in Section 3.2(c) herein), the Company shall pay the Executive his/her full Base Salary and accrued vacation through the Effective Date of Termination, at the rate then in effect, plus all other amounts to which the Executive is entitled under any compensation plans of the Company, at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

3.7 Notice of Termination. Any termination of employment by the Company or by the Executive for Good Reason shall be communicated by a Notice of Termination.

Article 4. Form and Timing of Severance Benefits

4.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 3.3(a), 3.3(b), and 3.3(c) herein shall be paid in cash to the Executive in a single lump sum as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days after such date (with the actual payment date during such 30-day period to be determined by the Company in its discretion).

4.2 Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States federal taxes and any other state, city, or local taxes).

Article 5. Excise Tax Equalization Payment

5.1 Excise Tax Equalization Payment. In the event that the Executive becomes entitled to Severance Benefits or any other payment or benefit under this Agreement, or under any other agreement with or plan of the Company (in the aggregate, the “Total Payments”), if all or any part of the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed), the Company shall pay to the Executive in cash an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Executive after deduction of any Excise Tax upon the Total Payments and any federal, state, and local income tax, penalties, interest, and Excise Tax upon the Gross-Up Payment provided for by this Section 5.1 (including FICA and FUTA), shall be equal to the Total Payments. Such payment shall be made by the Company to the Executive as soon as practical (but in any event no later than thirty (30) days after the date the Excise Tax is remitted).

5.2 Tax Computation. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:

(a)	Any other payments or benefits received or to be received by the Executive in connection with a Change in Control of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a Change in Control of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel as supported by the Company’s independent auditors and acceptable to the Executive, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(b)	The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (i) the total amount of the Total Payments; or (ii) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (a) above); and

(c)	The value of any noncash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

5.3 Subsequent Recalculation. In the event the Internal Revenue Service adjusts the computation of the Company under Section 5.2 herein so that the Executive did not receive the greatest net benefit, the Company shall reimburse the Executive for the full amount necessary to make the Executive whole, plus a market rate of interest, as determined by the Committee, within 30 days after such adjustment.

Article 6. The Company’s Payment Obligation

The Company’s obligation to make the payments and the arrangements provided for herein shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 3.3(d) herein.

Article 7. Legal Remedies

7.1 Payment of Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the Executive as a result of the Company’s refusal to provide the Severance Benefits to which the Executive becomes entitled under this Agreement, or as a result of the Company’s contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict (including conflicts related to the calculation of parachute payments) between the parties pertaining to this Agreement. Such costs and fees shall be reimbursed as soon as practicable after the Executive makes a claim for reimbursement (but in no event later than the end of the year following the year in which the costs are incurred).

7.2 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration, conducted before a panel of three (3) arbitrators sitting in a location selected by the Executive within fifty (50) miles from the location of his/her employment with the Company, in accordance with the rules of the American Arbitration Association then in effect.

Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel for the Executive, shall be borne by the Company.

Article 8. Successors and Assignment

8.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. The date on which any such succession becomes effective shall be deemed to be the date of the Change in Control.

8.2 Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he/she continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.

Article 9. Miscellaneous

9.1 Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and may be terminated by either the Executive or the Company at any time, subject to applicable law.

9.2 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee. The Executive may make or change such designations at any time.

9.3 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

9.4 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.

9.5 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Texas shall be the controlling law in all matters relating to this Agreement.

9.6 Code Section 409A. The Severance Benefits and other benefits under this Agreement are intended to comply with Section 409A of the Code or to otherwise be exempt therefrom.

(a)	Notwithstanding anything herein to the contrary, if (a) the Executive is a “specified employee” as determined pursuant to Section 409A of the Code as of the date of the Executive’s “separation from service” (within the meaning of Treas. Reg. 1.409A-1(h)) and if any Severance Benefits or other payment or benefit provided for in this Agreement or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in the manner otherwise provided without subjecting the Executive to “additional tax”, interest or penalties under Section 409A of the Code, then any such Severance Benefit or other payment or benefit that is payable during the first six months following the Executive’s “separation from service” shall be paid or provided to the Executive in a cash lump-sum on the first business day of the seventh calendar month following the month in which the Executive’s “separation from service” occurs. Any payment or benefit due upon a termination of the Executive’s employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to the Executive upon a “separation from service”.

(b)	Notwithstanding anything to the contrary in Section 3.3 of this Agreement or elsewhere, any payment or benefit under Section 3.3 or otherwise that is exempt from Section 409A pursuant to Treas. Reg. 1.409A-1(b)(9)(v)(A) or (C) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second taxable year of the Executive following the taxable year of the Executive in which the “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third taxable year following the taxable year of the Executive in which the “separation from service” occurs. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(c)	For the purposes of this Agreement, each payment made pursuant to Section 3.3 shall be deemed to be separate payments, amounts payable under Section 3.3 of this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions in Treas. Reg. Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.

IN WITNESS WHEREOF, the parties have executed this Agreement on this [DAY] day of December, 2008.

Cullen/Frost Bankers, Inc.		Executive

By:

Its:

Attest: